As filed with the Securities and Exchange Commission on July 13, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Trovagene, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-2004382
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

11055 Flintkote Avenue

San Diego, CA 92121

(858) 952-7570

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2014 Equity Incentive Plan, as amended

(Full title of the plan)

Thomas Adams

Interim Chief Executive Officer

Trovagene, Inc.

1055 Flintkote Avenue

San Diego, CA 92121

(858) 952-7570

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jeffrey J. Fessler, Esq.

Sheppard Mullin Richter & Hampton LLP

30 Rockefeller Plaza, 39th Floor

New York, New York 10112

(212) 653-8700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	666,667 Shares	$0.76	$506,667	$63.00

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933 (the “Securities Act”), as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Company’s 2014 Equity Incentive Plan, as amended, pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)	For purposes of computing the registration fee only. Pursuant to Rule 457(c) and (h), the Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices for the Registrant’s common stock on The NASDAQ Capital Market on July 12, 2018.

EXPLANATORY NOTE

This Registration Statement registers an additional 666,667 shares of the Registrant’s common stock that may be offered and sold under the Trovagene, Inc. 2014 Equity Incentive Plan, as amended (the “Plan”). This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which one or more other registration statements filed on this form relating to the same employee benefit plan are effective. Registrant initially registered 416,667 shares (on a post reverse stock split basis) of its common stock issuable under the Plan pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on July 1, 2015 (File No. 333-205424) (the “Initial S-8”). Registrant registered an additional 208,334 shares (on a post reverse stock split basis) of its common stock issuable under the Plan pursuant to the Registration Statement on Form S-8 filed with the Commission on June 6, 2016 (File No. 333-211846) (the “2018 S-8”). Registrant registered an additional 166,667 shares (on a post reverse stock split basis) of its common stock issuable under the Plan pursuant to the Registration Statement on Form S-8 filed with the Commission on August 18, 2017 (File No. 333-220060) (the “2017 S-8,” and together with the Initial S-8 and the 2018 S-8, the “Prior Registration Statements”).

On May 30, 2018, the Registrant held its 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”). At the 2018 Annual Meeting, the Registrant’s stockholders voted affirmatively, among other things, to amend the Plan to increase the number of shares of common stock authorized to be issued pursuant to the Plan to 1,458,333 shares (on a post reverse stock split basis) from 791,667 shares (on a post reverse stock split basis) of common stock (the “Amendment”). On May 31, 2018, the Company filed an amendment to its Amended and Restated Certificate of Incorporation to effectuate a 1-for-12 reverse stock split of the Company’s Common Stock.

Pursuant to the Amendment, the total number of shares of the Registrant’s common stock available for grant and issuance under the Plan increased by 666,667 shares (on a post reverse stock split basis). Accordingly, the content of the Prior Registration Statements are incorporated herein by reference pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by Trovagene, Inc. (the “Company”) with the Commission are hereby incorporated by reference in this Registration Statement:

•	the Company’s prospectus filed on June 11, 2018 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Registration Statement on Form S-1, as amended (File No. 333-224808), which contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed;

•	all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year ended December 31, 2017 (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that related to such items); and

•	the description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on May 23, 2012, and any amendments or reports filed updating such description.

All other reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that related to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such reports and documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Trovagene, Inc. 2014 Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A filed on April 27, 2018)

5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP

23.1*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)

23.2*	Consent of BDO USA, LLP

24.1*	Power of Attorney (contained on page 4)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on July 13, 2018.

TROVAGENE, INC.

By:	/s/ Thomas Adams
Thomas Adams
Interim Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Thomas Adams, with full power of substitution, his or her true and lawful attorney-in-fact to act for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file each of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she could do in person, hereby ratifying and confirming all that said attorneys-in-fact or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas Adams Thomas Adams	Interim Chief Executive Officer and Chairman of the Board (Principal Executive Officer and Principal Financial Officer)	July 13, 2018

/s/ John P. Brancaccio John P. Brancaccio	Director	July 13, 2018

/s/ Gary S. Jacob Gary S. Jacob	Director	July 13, 2018

/s/ Athena Countouriotis Athena Countouriotis	Director	July 13, 2018

/s/ Stanley Tennant Stanley Tennant	Director	July 13, 2018

/s/ Rodney S. Markin Rodney S. Markin	Director	July 13, 2018